Exhibit 99(b)

                                      GTECH
                      Bruce Turner Q1 FY04 Conference Call
                               Final - 19 June 2003



Good morning, everyone, and thank you for joining us. Before Jaymin discusses our quarterly results, I would like to give you my perspective on GTECH's performance in the first quarter of fiscal year 2004 ... as well as a brief update on lottery-related legislative action here in the US ... and how it may impact our future.

I'm pleased to report that our business performed better than anticipated in the first quarter, primarily due to continued strength in same-store sales - particularly in international markets - as well as favorable foreign exchange rates against the US dollar.

Same store sales increased more than 5% over the first quarter of last year, with domestic same store sales up approximately 3% and international same store sales up more than 9%. This marks the fifth consecutive quarter of same store sales growth in excess of 5%, a trend we find very encouraging.

Our strategy remains on course and we are proceeding according to plan.

At the top of the list of first quarter highlights was the signing of a 25-month extension to our online lottery and financial services contract with Caixa in Brazil.

This extension ensures that GTECH will continue to provide all the services we currently provide our largest customer under the existing contract until May of 2005 in exchange for a total contract service rate reduction of 15 percent. That translates to somewhere between $120 million and $140 million dollars in service revenues, depending upon what exchange rate assumptions you make. And given that the system was fully depreciated by the end of fiscal 2003 and there is no incremental capital required under the terms of the extension, the total returns on this contract increase substantially as a result of this new deal.

As was noted in a recent filing, we have been made aware of a determination by the Brazilian Federal Court of Accounts. As we stated in this mornings' press release, the premise of the determination is that some of the payments made to us under the terms and conditions of our contract with Caixa were not in accordance with applicable Brazilian law and were overpayments. The proceedings are in initial stages and there has been no suggestion of impropriety. We intend to defend our contract vigorously, including a preliminary defense based on the absence of due process of law, as we were not afforded a fair chance to address the issues raised by the Court prior to the determination.

In the first quarter, we also finalized a new master contract with the state of Rhode Island. Under its terms, GTECH will be the exclusive provider of online, instant ticket, and video lottery central systems and services to the Rhode Island Lottery for the next 20 years at a fixed rate.

In addition, as part of this deal, Rhode Island will serve as a test bed for all of our new product and service developments, including lottery, non-lottery government services and commercial services. The first of these new products is e-scratch, an innovative web-based interactive suite of scratch and reveal games offered exclusively by GTECH. Rhode Island will also pilot the first US-based Electronic Instant Lottery offering, or EIL. This product has been successfully deployed in Switzerland by the Loterie de la Suisse Romande, where 550 machines are generating approximately $50 million per year. That translates into approximately $400 per machine, per day.


Assuming that Rhode Island's lottery sales grow moderately, which we believe is conservative, this contract will generate more than $700 million in revenues to GTECH over 20 years, making Rhode Island one of our top 5 global accounts. We're very pleased to strengthen our partnership with our home state, and we look forward to remaining a Rhode Island-based company for many years to come.

And just yesterday, we were chosen as the apparent successful vendor in the Wisconsin rebid. Although GTECH's proposal was priced at a substantial premium to the lowest bid, the evaluation committee believed our total solution offered the best overall value to the state in the long-term. Over the course of the next few months, we will negotiate a new five-year contract with this longstanding and valued customer.

With the signing of these three contracts, we have essentially locked in all our current major lottery contracts through fiscal year 2005. This has enabled us to shift our strategic focus from defending our current business to vigorously pursuing new business opportunities.

The first of those opportunities is the Florida lottery. We submitted a proposal to Florida in late March and we expect a decision some time this summer.

Outside the US, there is a major opportunity on the horizon in Thailand. The national lottery in Thailand issued an RFP last week seeking bids for a 6,000 terminal network that will augment the current $800 million off-line lottery. We are currently working on our proposal, which is due in August. A decision from the Thailand National Lottery is expected in early fall.

There is also a significant VLT opportunity coming up in Norway. On June 12th, the Norwegian Parliament voted to change the Norwegian Lottery Act to give lottery operator Norsk Tipping exclusive rights to operate video lottery terminals in that country. As a result, we understand that Norsk Tipping will be issuing an RFP for the purchase of a video lottery system and terminals in the near future.

In addition to these new-business activities, we are continuing to work with our customers to grow same-store sales through the implementation of new games ... changes to existing games ... as well as the development of new distribution channels and add-on applications.

As we've discussed before, many jurisdictions in the United States are seeking to minimize the impact of tax revenue shortfalls by instituting new lotteries or expanding existing ones.

In fact, since the first of the year, legislatures in 30 states have been considering such steps ... and to date, six GTECH customers have expanded their lottery game offerings:

     Texas has authorized a multi-state game and implemented a matrix change to its in-state lotto game.

     Michigan has authorized keno. The Michigan State Lottery and GTECH will install 3,000 terminals in age-controlled retailer locations throughout the state in response to this change.

     Washington, D.C. has authorized and implemented keno in all 500 of their lottery retailer locations.

     Nebraska has authorized higher prize payouts for instant tickets.

     New Mexico has passed legislation that allows Mexico to join Powerball, a step that paves the way for the 22-state consortium to open its membership to international jurisdictions.

     And Rhode Island has authorized the installation of 1,800 additional video lottery terminals at the state's two pari-mutuel facilities. Under the terms of our new 20-year master agreement, GTECH has the right to supply 1,000 of these new machines, bringing our total number of machines in this state to 1,860, or roughly the size of a small casino.

All of these initiatives will increase lottery revenues and provide immediate benefits to these states. They will also contribute approximately $320 to $330 of incremental service revenues to GTECH over the life of the contracts.

     Three other states have taken steps to establish new lotteries:

     The Tennessee General Assembly passed legislation to create a Tennessee state lottery. We expect them to issue an RFP in early fall.

     Oklahoma passed legislation recently that will place a referendum question on establishing a state lottery before voters in November of 2004.

     In addition, North Dakota has approved Powerball as its primary lottery offering.


Meanwhile, 8 states have efforts underway to expand their lottery offerings with VLT programs, keno, multi-jurisdictional games, and increases in prize payouts. The majority are GTECH customers.

And another 13 states have opted to advance consideration of lottery expansion in 2004.

All of these developments bode well for GTECH over the course of the next several years.

In order to ensure GTECH maintains and enhances its position of market leadership --- and to better serve our customers' needs at this critical time in the lottery industry --- we have accelerated our investment in research and development. One of the many benefits to emerge from the cost containment and restructuring initiatives we've implemented over the past few years is an R&D platform that is totally aligned with our long- growth strategy. Today, we have a deliberate and methodical approach to the development of new technologies and solutions that will drive online sales.

Some of our most recent developments, such as Enterprise Series and our new Altura terminal, have won overwhelming market and customer acceptance since their introduction ... and represent the most important benchmarks of the success of our strategy.

That acceptance was driven home last month when we hosted our customers from around the world at our biannual World Leaders Forum. We showcased several new technologies and solutions, such as the latest generation of Enterprise Series central system software, an array of integrated systems that broaden player access, and our newest player venue solution, ES Interactive.

These and many other value-based solutions received a tremendous, positive response from the attendees. This reinforced our belief that lotteries throughout the world are embracing GTECH and consider our new technologies as key drivers for changing their business models.

It also reinforced our decision to continue to invest aggressively in the further development of these important new technologies. Throughout the course of this fiscal year, we will invest approximately five to six cents of every dollar we generate in ideas and solutions that drive customers sales.

I'm also pleased to report that our recently announced acquisitions are proceeding according to plan. A few weeks ago, we cleared all regulatory hurdles and completed our acquisition of PolCard. This marks the first significant step in our efforts to further our strategy to profitably drive top-line revenue growth through commercial, online transaction services. We expect PolCard to generate aggregate revenues of $40 to $45 million dollars in fiscal 2004, starting in the second quarter. Due to costs associated with the acquisition, we do not expect Polcard to have an impact on GTECH's earnings-per-share until next fiscal year.

Our planned acquisition of Interlott is also on course. We recently passed Hart-Scott-Rodino review ... and we are currently in the process of completing our SEC review. If all goes according to plan, we should be able to close on the acquisition by the end of the second quarter.

[PAUSE]

I would now like to discuss a very important announcement that we made this morning.

[PAUSE]

On behalf of my colleagues on the Board of Directors, I am pleased to announce that the Board has approved the payment of an annual cash dividend of sixty-eight cents per share, payable quarterly beginning in the second quarter. Based on yesterday's closing price, this represents a dividend yield of approximately 1.75 percent.

One of our key shareholder value objectives is to return a portion of our excess free cash flows to our shareholders in a balanced and tax efficient manner. In view of the recent change in tax legislation, we believe that paying an annual cash dividend, combined with continuing our open market share repurchase program, is an effective way of meeting our shareholder's total return objectives.

Over the next three to five years, we believe that GTECH will generate in excess of $150M in annual average free cash flows. This level of expected free cash flow generation, combined with our substantial cash position and financial flexibility gives us confidence that we can continue to fund our strategy for profitable growth, maintain our open market share repurchase program and return cash to our shareholders through a dividend program.

[PAUSE]

Finally, before I turn the call over to Jaymin, I'm pleased to announce that we are once again increasing our earnings guidance for the fiscal year, based on the continuing strength in same-store sales, favorable foreign exchange trends and the recent positive developments I just mentioned. Based on our current outlook, we now expect to earn between $2.55 and $2.65 per share, on a fully diluted basis. This compares to earlier guidance of $2.40 to $2.50 per share, adjusted to reflect the full impact of the convertible bonds, which represents approximately twenty cents per share this fiscal year.

And with that, I would like to turn the call over to Jaymin.

[JAYMIN SPEAKS, THEN INTROS Q&A]

Jaymin: Thank you Bruce. Good morning, everyone.

I would like to start by reviewing GTECH's first-quarter performance. As Bruce mentioned, we are very pleased with the continued improvement in the underlying performance of the business ... particularly with the strength of international same store sales.

Service revenues in the first quarter were comparable to the same period last year, when a three hundred and twenty-five million dollar ($325M) jackpot caused a significant spike in customer sales and GTECH revenues.

A closer review of the underlying dynamics of the domestic and international lottery business will help to illustrate the key drivers of improvement in our lottery services revenues.

In the U.S., same store sales increased approximately three percent (3%), with the majority of our domestic jurisdictions enjoying improved sales, driven by the introduction of new games, modifications to existing games, such as matrix changes and more frequent drawings, expanded distribution channels and the marketing efforts of our customers.

We also benefited from the launch of new service contracts in Kansas, Minnesota and Virginia.

The increase in service revenues from existing customers and new contracts was offset by lower jackpot activity, particularly in the Mega Millions states, and contractual rate changes, resulting in domestic service revenues of one hundred twenty-five million dollars ($125M), in line with last year.

We enjoyed a significant increase in first quarter international lottery sales, which grew by more than nine percent (9%) on a constant currency basis. This increase reflects both the addition of new games and the more rapid growth rates typical of new lottery jurisdictions. Factoring in contractual rate changes and the impact of foreign exchange rates, our international lottery service revenues increased five percent (5%), to eighty - seven million dollars ($87M).

In addition, we recorded approximately twelve million dollars ($12M) of service revenue from commercial transaction processing services, primarily in Brazil, down three point two million dollars ($3.2M) quarter over quarter, primarily due to fluctuations in foreign exchange rates.

Product sales in the first quarter were sixteen million dollars ($16M). This includes the sale of additional terminals to China, Poland and Taiwan.

Gross profits increased by twenty-six million dollars ($26M) or thirty-three percent (33%) quarter-over-quarter.

Service gross profits increased approximately twenty million dollars ($20M) quarter-over-quarter. Approximately fifty percent (50%) of the improvement was due to lower depreciation, with the balance resulting from the flow through of actions taken during the value assessment initiatives.

Product sale margins were slightly higher than anticipated, and significantly higher than the first quarter of last year, due to changes in the product mix and improved efficiencies in the manufacturing process.

Operating expenses for the quarter were approximately thirty-nine million dollars ($39M), or sixteen percent (16 %) of total revenue.

The one point four million dollar ($1.4M) increase in SG&A was driven by expenses associated with our bi-annual users conference.

Our investment in research and development increased approximately eight million dollars ($8M). This level of investment reflects our continuing efforts to accelerate the development and deployment of industry-leading solutions into the marketplace and to execute against our commercial services strategy.

The combined effect of higher revenues and gross profit expansion resulted in operating income growth of approximately seventeen million dollars ($17M) or thirty-four percent (34%).

The substantial growth in operating income, coupled with lower other expense and a lower effective tax rate, drove our net income up twelve million dollars ($12M) or forty one percent (41%).

Our net income margin increased four hundred and sixty basis points to seventeen point one percent (17.1%).

And earnings per share increased nineteen cents ($0.19) or approximately thirty-nine percent (39%), based upon a slightly higher share count of sixty point two million shares (60.2M). This increase in weighted average shares outstanding was driven primarily by the impact of our convertible bonds, which have been convertible into equity since May first. This impacted earnings per share by approximately two cents ($0.02) in the quarter.

During the quarter, we generated sixty-three million dollars ($63M) in cash flows from operations. This was twenty-eight million dollars ($28M) less than the first quarter of last year, due to the timing of tax payments and the build up of inventory relating to new contract deliveries.

The sixty three million dollars ($63M) of cash from operations financed sixty million dollars ($60M) of capital expenditures [CA $24M; GA $17M], resulting in free cash flows of three million dollars ($3M).

Those are the key financial highlights of our first quarter. Now I would like to turn our attention to the outlook for fiscal year 2004.

As Bruce mentioned, based upon the strength of our first quarter performance, we are now confident in our ability to deliver better-than-anticipated results for this fiscal year.

Given our current outlook, we now expect service revenues to grow eight to ten percent (8% - 10%) year over year. This growth level reflects the following key assumptions.

1.       Same store sales growth of five to six percent (5% - 6%),
2.       The net effect of contract wins and contractual rate changes,
3. An average exchange rate of three point three Brazilian real (BRL 3.3) to the US dollar, compared to three point eight real (BRL3.8) in our previous outlook, and
4.       the impact of our recently announced acquisitions.

We expect product sales in the range of one hundred and ten million to one hundred and twenty million dollars ($110M to $120M).

We continue to expect service margins in the range of forty to forty-two percent (40% to 42%) and we expect product margins in the range of twenty-six to twenty-eight percent (26% to 28%).

We expect operating expenses to be in the range of one hundred and sixty to one hundred and sixty-five million dollars ($160M - $165M), reflecting the impact of the acquisitions and increased investments in research and development.

Based upon this outlook, we now believe that diluted earnings per share will be in the range of two dollars and fifty-five cents to two dollars and sixty-five cents ($2.55 to $2.65) for fiscal year 2004. This is fifteen cents per share higher than our preliminary guidance of two dollars and forty cents to two dollars and fifty cents ($2.40 - $2.50) per share, adjusted to reflect the impact of the convertible bonds.

This guidance is based on a diluted share estimate of sixty- five million (65M) shares, compared to fifty-eight point four million (58.4M) shares in fiscal 2003.

In fiscal year 2004, we plan to invest between three hundred and eighty and three hundred and ninety million dollars ($380M - $390M). We expect to invest two hundred and eighty to two hundred and ninety million dollars ($280M - $290M) in new contract assets and growth opportunities within the core business and the balance in the two previously announced acquisitions.

This investing activity will be funded by cash from operations and existing cash balances.

In addition, in accordance with our new dividend policy, which we announced today, we will pay an annual dividend of sixty-eight cents ($0.68) per share, or approximately forty million dollars ($40M) to our shareholders, payable quarterly, beginning in the second quarter of this year.

I would like to remind you that fiscal year '04 will be a fifty-three week (53-week) year, an event that occurs every five or six years (5 or 6 years), with the extra week falling into the fourth quarter.

Now let's look at the outlook for our second quarter, which ends August 23rd.

We expect service revenues to increase ten to twelve percent (10% - 12%) quarter over quarter. This guidance assumes a full quarter of revenues from Polcard and approximately one month of revenues from Interlott.

We expect product sales to be in the range of fifty to fifty-five million dollars ($50M - $55M). This includes the sale of a system solution to the UK that allows on-line games to be played over the Internet ... as well as two video central systems sales to the Canadian provinces of Alberta and Saskatchewan.

We expect service margins to be in line with the full year outlook and product margins in the range of twenty-six to twenty-eight percent (26% to 28%).

Finally, we expect earnings per share to be in the range of sixty-five to seventy cents ($0.65 to $0.70) per share on a fully diluted basis, after considering the dilutive impact of our convertible debentures of approximately six cents ($0.06). This compares to the sixty-six cents ($0.66) per share we reported in the second quarter of fiscal year 2003.

To summarize ... we are encouraged by the positive trends we continue to see in the business. We are pleased with the strength of our core business, we are excited about the opportunities Polcard and Interlott offer - - - and we are confident that this fiscal year will be another strong year for both profitability and shareholder returns.

Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.

CLOSING REMARKS

If there are no further questions, let me wrap things up quickly. We continue to be encouraged by the positive trends in our business. We are accelerating the development and rollout of our Enterprise Series platform and we are vigorously pursuing a number of new business opportunities.

Our acquisitions are proceeding on schedule and according to plan. And, based on the continuing growth in same-store sales and favorable foreign exchange trends, we are comfortable increasing our earnings guidance for the fiscal year.

Thanks again for joining us ... have an enjoyable summer ... and we look forward to speaking with you again in September.

SafeHarbor Language
-------------------

Good morning. And welcome to our first quarter conference call.

With me on today's call are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

Before we begin today's call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company's filings with the SEC, including our fiscal 2003 10K.

Now I would like to turn the call over to our host, Bruce Turner.